EXHIBIT 5

January 30, 2004

CyberGuard Corporation

2000 W. Commercial Boulevard, Suite 200

Fort Lauderdale, FL 33301

Re:	CyberGuard Corporation—Registration Statement on Form S-8 filed on January 30, 2004

You have requested our opinion in connection with the above-referenced Registration Statement (the “Registration Statement”), in connection with the registration for sale of up to 3,000,000 additional shares (the “Shares”) of the common stock, $.01 par value per share (the “Common Stock”), of CyberGuard Corporation (the “Company”), which may be issued by the Company to certain of its employees, directors, consultants and affiliates under the Company’s Third Amended and Restated Employee Stock Option Plan dated September 4, 1998, as amended through December 4, 2003 (the “Plan”).

We have reviewed copies of the Articles of Incorporation and Bylaws of the Company, as amended or restated, and of the Plan, and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth.

In rendering this opinion, we have undertaken no independent review of the operations of the Company. Instead, we have relied solely upon the documents described above. In examining such documents, we have assumed, without independent investigation: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to original documents of all documents submitted to us as certified or photostat copies; (iii) the authenticity of the originals of such latter documents; (iv) that all factual information supplied to us is accurate, true and complete; (v) the genuineness of all signatures; and (vi) the due authorization by the Board of Directors of the Company for the issuance of 3,000,000 additional shares of Common Stock in accordance with the Plan. In addition, as to questions of fact material to the opinions expressed herein, we have relied upon the accuracy of all representations and warranties as to factual matters contained in any of the documents submitted to us for purposes of rendering the opinion. We express no opinion as to federal securities laws or the “blue sky” laws of any state or jurisdiction.

Based upon and subject to the foregoing and assuming no change in relevant facts, we are of the opinion that the Shares are duly authorized, and upon issuance of the Shares in accordance with the Plan and for the consideration set forth in the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ HOLLAND & KNIGHT LLP